Exhibit 99.2
UNITED FIRE ANNOUNCES PLANS TO CREATE HOLDING COMPANY
United Fire & Casualty Company today announced official plans to create a new Iowa holding company called “United Fire Group, Inc.”
According to President and CEO Randy Ramlo, the Board of Directors and management believe that implementing a holding company structure would provide the Company with greater strategic, business, financing and regulatory flexibility.
A holding company is a corporation which is created to own the stock of and supervise the management of other corporations. In this case, the holding company would be called United Fire Group, Inc., and it would own the stock of United Fire & Casualty Company.
“The proposed change in structure won’t have any real impact on our day-to-day operations, agents or employees,” explained Ramlo. “The new structure should provide us more flexibility as a company to operate and finance our businesses. Most of the companies in our industry operate as holding companies. In fact, we are one of a very few insurance companies that do not operate with a holding company structure. Naming the holding company “United Fire Group, Inc.” simply formalizes the name that we have operated under and used for many years.”
Steps to Forming a Holding Company
Forming the holding company requires a series of steps.
First, as United Fire & Casualty Company (“United Fire”) announced today, it has entered into an agreement and plan of reorganization with both United Fire Group, Inc. (“United Fire Group”), a newly-formed, wholly owned subsidiary of United Fire, and UFC MergeCo, Inc. (“MergeCo”), a newly-formed, wholly owned subsidiary of United Fire Group. The appropriate filings have been made with the U.S. Securities and Exchange Commission.
Next, according to the agreement and plan of reorganization, United Fire will merge into and with MergeCo. After the merger, United Fire & Casualty Company will continue its operations as the subsidiary of United Fire Group.
What This Means for Shareholders
As a result of this reorganization, United Fire shareholders would become shareholders of United Fire Group, the new holding company.
When the reorganization becomes effective, each outstanding share of United Fire common stock will be converted automatically into one share of United Fire Group common stock. Shareholders of United Fire common stock would hold the same number of shares and the same ownership percentage after the reorganization as they held immediately prior to the reorganization. The reorganization generally would be tax-free for United Fire shareholders.
Next Steps
Next, the Board of Directors of United Fire will set a date and time for a special meeting of United Fire shareholders, who will be entitled to attend the special meeting and vote on the proposal to approve the reorganization.

“If the measure is approved at the special meeting, we expect that the reorganization would take place before the end of 2011,” explained Ramlo. “Upon completion of the reorganization, United Fire Group would, in effect, replace United Fire as the publicly held corporation. United Fire Group, through United Fire and its subsidiaries, would continue to conduct all of the operations currently conducted by United Fire and its subsidiaries. The directors and executive officers of United Fire would remain the same, and we plan the shares of United Fire Group common stock will trade on the NASDAQ Global Select Market under the ticker symbol UFCS.”
“It may appear rather complicated, but this is simply the legal procedure we must follow to establish the holding company,” concluded Ramlo. “Ultimately, it won’t change how we serve our agents or our policyholders, or how we interact in the office on a daily basis. However, it will allow us to operate a more effective and efficient corporate structure, which is the reason behind the change.”
Additional Information
United Fire Group, Inc. and United Fire & Casualty Company have filed a registration statement that includes a preliminary proxy statement/prospectus and other relevant documents in connection with the proposed holding company reorganization. UNITED FIRE & CASUALTY COMPANY SHAREHOLDERS ARE URGED TO READ CAREFULLY THESE DOCUMENTS AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHEN FILED AND MAILED, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED HOLDING COMPANY REORGANIZATION. Investors may obtain a free copy of the preliminary proxy statement/prospectus and other filings containing information about United Fire Group, Inc. and United Fire & Casualty Company and the proposed reorganization from the SEC at the SEC’s website at www.sec.gov. In addition, copies of the preliminary proxy statement/prospectus and other filings containing information about United Fire Group, Inc., United Fire & Casualty Company and the proposed reorganization can be obtained without charge by requesting it in writing or by telephone from us at the following address or telephone number: United Fire & Casualty Company, 118 Second Avenue SE, Cedar Rapids, Iowa 52401, Telephone: (319) 399-5700, Attn: Investor Relations, or by visiting our website at www.unitedfiregroup.com.
United Fire & Casualty Company and its directors, executive officers, certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of United Fire & Casualty Company in favor of the proposed holding company reorganization. Additional information regarding the interests of potential participants in the proxy solicitation is included in the preliminary proxy statement/prospectus and will be included in the definitive proxy statement/prospectus and other relevant documents that United Fire Group, Inc. and United Fire & Casualty Company have filed and intend to file with the SEC in connection with the special meeting of shareholders of United Fire & Casualty Company.
This announcement is being made pursuant to and in compliance with the Securities Act of 1933, as amended, and does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer of the securities will be made solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued in connection with such offering.
# # #

2